STOCK EXCHANGE NEWS RELEASE

NewBridge Global Ventures, Inc. Announces Closing of Private Placement

Capital Raise Follows Recent Acquisition of California Cannabis Companies

Orem, Utah – July 26, 2018 -- NewBridge Global Ventures, Inc. (“NewBridge” or the “Company”), (OTCQB: NBGV), a company focused on the emerging and dynamic legal and regulated cannabis industry, today announced that it has closed a $3 million private placement of common stock. The offering was oversold by $80,733 resulting in gross proceeds of $3,080,733. After offering expenses, the Company received net proceeds of approximately $3,030,733. In connection with the offering, the Company issued 6,161,466 shares of common stock at a purchase price of $0.50 cents per share.

“This capital will enable us to invest in the operations of the companies we recently acquired in California. Specifically, we plan to use these proceeds to build out our greenhouses and extraction facilities and begin producing full spectrum oils (FSO) and isolates. We also plan to expand the operations of the acquired brands throughout the legal U.S. and international markets as we remain committed to building out a fully integrated vertical platform,” said Mark Mersman, CEO of NewBridge Global Ventures.

“We anticipate that these acquisitions will be revenue generating this year and combined with the subsequent capital raise, transforms our company. These corporate actions deliver on our strategy of acquiring industry leaders in our focused verticals that can grow and expand with the management expertise and capital we can inject as a public company. Now, being virtually debt free, NewBridge has a strong foundation for rapid growth and expansion as we continue to build a world-class portfolio of companies and assets within the cannabis industry,” concluded Mr. Mersman.

About NewBridge Global Ventures, Inc.

NewBridge Global Ventures, Inc. is a US public company acquiring and operating a portfolio of synergistic companies within the legal cannabis and industrial hemp industries. Our vertically integrated business model provides our portfolio the best position for rapid growth in cannabinoid medicine education, cultivation, manufacturing and distribution for the benefit of investors, workers and communities. For more information, visit www.newbridgegv.com.

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectation and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contact for NewBridge Global Ventures, Inc. (OTCQB: NBGV)

NewBridge Global Ventures, Inc.

626 East 1820 North

Orem, UT 84097

U.S.A.

Mark Mersman, Chief Executive Officer

mark@newbridgegv.com

Scott Cox, President

scott@newbridgegv.com

972.948.1179

Investors:

Stephanie Prince

PCG Advisory Group

sprince@pcgadvisory.com

P: 646.762.4518